KINGOLD JEWELRY SECURES $28.3 MILLION OF GOLD

UNDER GOLD LEASING FRAMEWORK AGREEMENT WITH SHANGHAI PUDONG DEVELOPMENT BANK

Further Solidifying Gold Leasing Business and Accelerating Production

WUHAN CITY, China, March 5, 2013 -- Kingold Jewelry, Inc. (NASDAQ: KGJI), ("Kingold" or the "Company"), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced that it signed a Gold Leasing Framework Agreement ("Agreement") with the Wuhan branch of Shanghai Pudong Development Bank Ltd. ("SPD Bank"). SPD Bank is a publicly-traded (Shanghai Stock Exchange) commercial bank founded in 1992.

The new Agreement establishes the basic framework for Kingold to lease gold from SPD Bank under a total credit line of RMB 200 million (approximately US$32.1), with actual gold leases under the Agreement made pursuant to separate lease agreements that specify the weight of gold leased, the settlement price (yuan/gram), the lease term and the lease rate.

SPD Bank began leasing gold to Kingold under the Agreement in February, and Kingold has entered into two lease agreements under the Agreement for an aggregate 530 kilograms of gold having a market price of approximately RMB176 million (approximately US$28.3 million). These two lease agreements have an initial term of approximately 12 months each, and provide for a lease rate of 6% p.a. Payments on these two gold leases will be due quarterly beginning in March 2013 and are based on the 6% p.a. lease rate, the actual weight of gold leased (in grams), the gold settlement price (yuan/gram), and the actual number of days the gold was leased.

Kingold anticipates utilizing this access to additional gold reserves to further expand market share in its 24k gold jewelry and investment gold business and to further solidify its leading role in the gold-processing industry. The Company has seen increasing demand from existing and new clients, and encountered challenges to increase its working capital capabilities to meet this demand. The new Agreement with SPD Bank will provide additional financial strength as it expands production, and the Company is currently working with SPD Bank on further cooperation in the future.

Mr. Zhihong Jia, Chairman and CEO of Kingold Jewelry, Inc. stated, "We are very pleased to have secured access to additional gold to further develop our gold jewelry and investment gold business, and are currently seeking similar agreements with financial institutions in China. This framework arrangement with SPD Bank, which builds upon our earlier gold leasing agreement with China Construction Bank in January 2013, have in total provided Kingold with $69.1 million in new sources of gold to date to help accelerate our growth and achieve a greater balance in free cash flow. We are confident that we will be able to greatly enhance the processing capability in our 24K jewelry manufacturing and investment gold processing businesses. We will continuously seek innovative financing options with China's leading banking partners to expand our business, further improve our market leading position, and create value for our shareholders."

Kingold Jewelry, Inc.	Page 2
March 5, 2013

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, China's fourth largest city, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. These include statements regarding the development and expansion of Kingold's market share in its 24k gold jewelry and investment gold business, solidifying its leading role in the gold-processing industry, development of its gold jewelry and investment gold business, acceleration of its growth and production, Kingold's ability to achieve greater balance in free cash flow and its ability to enhance the processing capability in its 24k jewelry manufacturing and investment gold processing businesses. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact

Kingold Jewelry, Inc.

Bin Liu, CFO

Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

Email: bl@kingoldjewelry.com

INVESTOR RELATIONS

The Equity Group Inc.	Katherine Yao, Associate
Adam Prior, Vice President	+86 10-6587-6435
(212) 836-9606	kyao@equityny.com
aprior@equityny.com

###